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                                                               EXHIBIT 10(m) (i)

                               LIZ CLAIBORNE, INC.

                  OUTSIDE DIRECTORS' 1991 STOCK OWNERSHIP PLAN

                       NONQUALIFIED STOCK OPTION AGREEMENT

            NONQUALIFIED STOCK OPTION AGREEMENT (the "Agreement"), dated as of May 16, 1996, between LIZ CLAIBORNE, INC., a Delaware corporation (the "Company"), and _______________, a non-employee director of the Company (the "Optionee").

            The Company's Outside Directors' 1991 Stock Ownership Plan, as amended and restated (the "Plan"), provides for the grant, as of the date on which the Company's stockholders approved the amended and restated Plan, of an option to purchase 1,000 shares of the Company's Common Stock to each of the Company's non-employee directors.

            The amended and restated Plan was approved by the Company's stockholders on May 16, 1996.

            In consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Optionee hereby agree as follows:

            SECTION 1.        Grant of Option.

            The Company hereby grants to the Optionee a nonqualified stock option (the "Option") to purchase 1,000 shares of common stock of the Company ("Common Stock") at a purchase price of $36.75 per share, equal to the Fair Market Value thereof (as defined under the Plan) on the date hereof.
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            SECTION 2.        Exercisability.

            Subject to the further terms of this Agreement, the Option shall become exercisable with respect to 25% of the shares of Common Stock initially subject thereto on the first anniversary of the date of this Agreement and with respect to an additional 25% and 50% of such shares on the second and third anniversaries, respectively, of the date of this Agreement, provided that the Optionee is then a director of the Company. Unless earlier terminated pursuant to the provisions of the Plan, the unexercised portion of the Option shall expire and cease to be exercisable at 12:01 a.m. on the tenth anniversary of the date of this Agreement. The Option may be partially exercised from time to time up to the amount of shares exercisable at such time as set forth above.

            SECTION 3.        Method of Exercise.

            The Option or any part thereof may be exercised only by the giving of written notice to the Company on such form and in such manner as the Company shall prescribe. Such written notice must be accompanied by payment of the full purchase price for the number of shares with respect to which the Option is being exercised. Such payment may be made by one or a combination of the following methods: (a) in cash; (b) by a certified or official bank check (or the equivalent thereof acceptable to the Company); or (c) by delivery of shares of Common Stock acquired at least six months prior to the option exercise date and having a Fair Market Value as of the exercise date equal to all or part of the option exercise price. The date of exercise of the Option shall be the date on

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which written notice of exercise is hand delivered to the Company, during normal business hours, at its address as provided in Section 6 of this Agreement, or, if mailed, the date on which it is postmarked, provided such notice is actually received. Promptly after receiving payment of the full option exercise price, the Company shall deliver to the Optionee a certificate representing the shares of Common Stock for which the Option has been exercised.

            SECTION 4.        Termination of Employment; Death.

            4.1 Upon termination of the Optionee's membership on the Company's Board of Directors for any reason, the Option shall terminate and expire except as provided in Section 4.2 of this Agreement.

            4.2 If the Optionee's membership on the Board terminates for any reason other than removal for cause, the Option shall be exercisable, but only to the extent it was exercisable on the date of such termination; provided that such exercise must occur by the first anniversary of termination on the account of death, by the third anniversary of termination on account of retirement with at least five years of Board membership or otherwise within ninety (90) days following the date of such termination. Exercise following the Optionee's death shall be made only by the Optionee's executor or administrator, unless the Optionee's will specifically disposes of the Option, in which case exercise shall be made only by the recipient of such specific disposition.

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            SECTION 5.        Plan Provisions to Prevail.

            This Agreement is subject to all of the terms and provisions of the Plan. Without limiting the generality of the foregoing, by entering into this Agreement, the Optionee agrees that neither any employee of the Company nor any member of the Company's Board of Directors or the Committee (as defined in the Plan) shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder or this Agreement. In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

            SECTION 6.        Notices.

            Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Senior Vice President, Finance, of the Company at Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, NJ 07047, or at such other address as the Company may hereafter designate to the Optionee by notice as provided in this Section 6. Any notice to be given to the Optionee hereunder shall be addressed to the Optionee at the address set forth beneath his or her signature hereto, or at such other address as the Optionee may hereafter designate to the Company by notice as provided herein. A notice shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.

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            SECTION 7.        Successors and Assigns.

            This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent consistent with Section 4 of this Agreement and with the Plan, the heirs and personal representatives of the Optionee.

            SECTION 8.        Governing Law.

            This Agreement shall be interpreted, construed and administered in accordance with the laws of the State of Delaware as they apply to contracts made, delivered and to be wholly performed in the State of Delaware.

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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

                                          LIZ CLAIBORNE, INC.

ATTEST:_______________________            By:___________________________
                                          Name:  Samuel M. Miller
                                          Title: Senior Vice President-
                                          Finance and Chief Financial
                                          Officer

                                          _______________, Optionee
                                          Name:

                                          Address:_______________________

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